Exhibit 99.1

          Qualstar Reports Fiscal 2006 Second Quarter Results

   SIMI VALLEY, Calif.--(BUSINESS WIRE)--Feb. 2, 2006--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the second quarter of fiscal 2006 ended December 31, 2005.

   Fiscal 2006 Second Quarter Financial Results

   Revenues for the second quarter of fiscal 2006 were $5.7 million, compared to $6.4 million for the same quarter of the prior year. The decrease in revenues was due primarily to an approximate $1.0 million decline in sales of tape libraries and tape drives in the current quarter compared to last year. This resulted from lower sales of tape libraries and drives incorporating AIT, SAIT and SDLT tape technology, partially offset by higher sales of tape libraries and drives incorporating LTO tape technology. Partially offsetting the decline in sales of tape libraries and drives were increased sales of power supplies and tape media. Gross margin in the fiscal 2006 second quarter was 33.8 percent, compared to 36.2 percent in the year-ago quarter. The decline in gross margin was primarily related to a change in product mix, increased competitive pricing pressures and lower overhead absorption.
   Research and development expenses for the second quarter of fiscal 2006 were $762,000, or 13.4 percent of revenues, compared to $865,000, or 13.5 percent of revenues, for the year-ago quarter. The decrease in research and development expenses was due primarily to lower compensation expenses, prototype costs and consulting fees. Sales and marketing expenses in the 2006 fiscal second quarter were $715,000, or
12.6 percent of revenues, compared to $868,000, or 13.6 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses resulted primarily from lower compensation expenses due to fewer employees (a temporary condition), and reduced advertising and promotion expenses. General and administrative expenses in the second quarter of fiscal 2006 were $900,000, or 15.8 percent of revenues, compared to $1.1 million, or 17.8 percent of revenues, for the second quarter of fiscal 2005. The decrease in general and administrative expenses was due primarily to lower legal and accounting expenses and reduced bad debt expenses.
   Qualstar reported a loss from operations of $455,000 in the second quarter of fiscal 2006, compared to a loss from operations of $558,000 for the second quarter of fiscal 2005. The Company reported a net loss of $189,000, or $(0.02) per basic and diluted share, for the second quarter of fiscal 2006, compared with a net loss of $347,000, or $(0.03) per basic and diluted share, for last year's second quarter.
   In accordance with the Share-Based Payment rules (SFAS 123(R)) issued by the Financial Accounting Standards Board, which became applicable to Qualstar beginning July 1, 2005, Qualstar reported stock-based compensation expense of $37,000 in the second quarter of fiscal 2006, compared to $0 in the comparable quarter in fiscal 2005.
   Cash, cash equivalents and marketable securities were $33.8 million at December 31, 2005, compared with $34.1 million at June 30, 2005. Days sales outstanding (DSOs) were approximately 49 days at December 31, 2005, compared to approximately 48 days at June 30, 2005. Inventory turns were 2.1 times on an annualized basis for the period ended December 31, 2005, compared to 2.5 times on an annualized basis for the period ended June 30, 2005.
   "Our business remained relatively stable this quarter compared to the first fiscal quarter of this year," said William J. Gervais, president and chief executive officer of Qualstar. "LTO-based library sales grew once again as the result of increasing customer demand for this technology, and our power supply business showed continued strength both sequentially and compared to last year's second quarter.
   "We are performing continuous qualification testing of our new XLS enterprise-class library and anticipate shipping our first production units in the fourth quarter of fiscal 2006. At the same time, we've released a second, smaller XLS model to pilot production in response to feedback from some of our key resellers. We believe the large market for this next generation product line is significant and that our high-efficiency, low-cost offering will be a welcome addition in the storage arena," said Mr. Gervais.

   Fiscal 2006 Six-Month Financial Results

   Qualstar reported revenues of $11.8 million for the first six months of fiscal 2006, compared with $12.7 million for the first six months of fiscal 2005. The Company's net loss for the first six months of fiscal 2006 was $400,000, or $(0.03) per basic and diluted share, compared with a net loss of $583,000, or $(0.05) per basic and diluted share, in the first six months of fiscal 2005.

   Qualstar Corporation Conference Call

   Company management will hold a conference call to discuss its fiscal 2006 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-240-4186 or 303-262-2190. An audio replay will be available through February 9, 2006, by calling 800-405-2236 or 303-590-3000, and entering passcode 11051626.

   About Qualstar Corporation

   Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

   Forward-Looking Statements

   Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO and SAIT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                              (UNAUDITED)

                                      Three Months      Six Months
                                      Ended Dec. 31,   Ended Dec. 31,
                                      2005    2004     2005     2004
                                     ------- ------- -------- --------

Net revenues                         $5,689  $6,392  $11,791  $12,697

Cost of goods sold                    3,767   4,081    7,965    8,053
                                     ------- ------- -------- --------

Gross profit                          1,922   2,311    3,826    4,644
                                     ------- ------- -------- --------

Operating expenses:
     Research and development           762     865    1,481    1,819
     Sales and marketing                715     868    1,472    1,715
     General and administrative         900   1,136    1,810    2,068
                                     ------- ------- -------- --------
            Total operating expenses  2,377   2,869    4,763    5,602
                                     ------- ------- -------- --------

Loss from operations                   (455)   (558)    (937)    (958)

Investment Income                       266     211      537      375
                                     ------- ------- -------- --------

Loss before income taxes               (189)   (347)    (400)    (583)

Provision for income taxes                -       -        -        -
                                     ------- ------- -------- --------

Net Loss                              $(189)  $(347)   $(400)   $(583)
                                     ======= ======= ======== ========

Loss per share:
     Basic                           $(0.02) $(0.03)  $(0.03)  $(0.05)
                                     ======= ======= ======== ========
     Diluted                         $(0.02) $(0.03)  $(0.03)  $(0.05)
                                     ======= ======= ======== ========

Shares used to compute loss per share:
     Basic                           12,253  12,477   12,253   12,541
                                     ======= ======= ======== ========
     Diluted                         12,253  12,477   12,253   12,541
                                     ======= ======= ======== ========


                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                    Dec. 31,  June 30,
                                                      2005     2005
                      ASSETS                      (Unaudited)(Audited)
                                                   --------- ---------

Current assets:
   Cash and cash equivalents                         $8,352   $12,210
   Marketable securities                             25,424    21,854
   Receivables, net of allowances of $193
     as of December 31, 2005 and $248
     as of June 30, 2005                              3,047     3,532
   Inventories                                        7,309     7,157
   Prepaid expenses and other current assets            674       452
   Prepaid income taxes                                 642       640
                                                   --------- ---------

         Total current assets                        45,448    45,845
                                                   --------- ---------

Property and equipment, net                           1,083     1,188
Other assets                                            300       190
                                                   --------- ---------

         Total assets                               $46,831   $47,223
                                                   ========= =========

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
   Accounts payable                                    $867      $763
   Accrued payroll and related liabilities              458       496
   Other accrued liabilities                          1,363     1,311
                                                   --------- ---------

         Total current liabilities                    2,688     2,570
                                                   --------- ---------

Shareholders' equity:
   Common stock, no par value; 50,000 shares authorized,
    12,253 shares issued and outstanding as of
    December 31, 2005 and June 30, 2005              18,442    18,370
   Accumulated other comprehensive loss                (341)     (159)
   Retained earnings                                 26,042    26,442
                                                   --------- ---------
         Total shareholders' equity                  44,143    44,653
                                                   --------- ---------

         Total liabilities and shareholders'
          equity                                    $46,831   $47,223
                                                   ========= =========




    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             Vice President & CFO
             fboyer@qualstar.com
             or
             Financial Relations Board
             Laurie Berman, 310-854-8315
             General Information
             lberman@financialrelationsboard.com